Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 29, 2016 (amended May 17, 2016) relating to the financial statements of Teledyne Technologies Incorporated, and the effectiveness of Teledyne Technologies Incorporated’s internal control over financial reporting, appearing in the Annual Report on Form 10-K and 10-K/A of Teledyne Technologies Incorporated for the year ended January 3, 2016.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Los Angeles, California
August 16, 2016